EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the proxy statement-prospectus forming a part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed by Merchants and Manufacturers Bancorporation, Inc. of our report dated February 13, 2004, on our audit of the consolidated balance sheets of Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003, included in the Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated by reference to this Post-Effective Amendment No. 1 to the Registration Statement and to the reference to our firm under the heading “Experts” in the joint proxy statement-prospectus.

/s/ McGladrey & Pullen, LLP
Madison, Wisconsin
June 23, 2004